For Additional Information:
Ed L. Hutchins, 336-732-4200
ed.hutchins@wachovia.com
August 28, 2000

For Release:  Immediately

     Wachovia Announces Resource Realignment As Part Of Performance Project

     Wachovia Corporation (NYSE: WB) is eliminating approximately 1,800 positions as part of a continuing performance project designed to lift pre-tax earnings by $425 million by 2002.

     The performance project, initiated in 1999, seeks to accomplish earnings improvement through revenue enhancement, productivity gains, sharper capital deployment and expense management.

     "The resource realignment announced today is another step in a thoughtful process that will make Wachovia stronger and more competitive," said L. M. Baker Jr., chairman and chief executive officer. "In order to compete effectively, Wachovia must continue to build performance. We must continue to take decisive actions, even when those are difficult."

     The positions to be eliminated were identified through a productivity review focused on improving work processes, introducing new technology, broadening spans of control, eliminating levels of management and instilling an entrepreneurial spirit throughout the company. The job reductions will be spread throughout the organization and all levels of professional staff are affected. To ease the effect on displaced employees, Wachovia has enhanced severance policies and career transition benefits.

     The staff reductions will reduce expenses by $100 million over time. The company will take a pre-tax restructuring charge of $85 million to $100 million, primarily to cover severance costs related to the positions being eliminated. A substantial portion of the charge will be taken in the third quarter. Wachovia currently has 21,300 employees.

     "In today's economic environment companies must constantly reshape lines of business for strong performance," said Baker. "Discipline is necessary to ensure that time, energy and resources are targeted to the highest opportunities for growth and to provide high levels of service to customers."

     Wachovia Corporation, with dual headquarters in Atlanta and Winston-Salem, N.C., is a leading financial holding company serving regional, national and international markets. At June 30, 2000, Wachovia had assets of $70.8 billion. Member companies offer consumer and commercial banking, asset and wealth management, bank card, capital markets and investment banking, brokerage and insurance services. Wachovia Bank, N.A., the principal subsidiary, has nearly 700 offices and 1,400 ATMs in Florida, Georgia, North Carolina, South Carolina and Virginia. Wachovia's highly rated Web site is located at www.wachovia.com.

This news release contains forward-looking statements regarding Wachovia Corporation. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wachovia's filings with the Securities and Exchange Commission, including the Current Report on Form 8-K, dated August 28, 2000.